Exhibit 99.3

Throughout this Exhibit 99.3, unless the context otherwise requires, the terms “Company,” “INTL,” “we,” “us” and “our” refer to INTL FCStone Inc. and its consolidated subsidiaries on a standalone basis prior to consummation of the Merger with GAIN.

The following is derived from the preliminary offering memorandum and presents certain non-GAAP metrics of INTL, calculated on a pro forma basis for the twelve months ended March 31, 2020 which gives effect to the Merger and the issuance of the Notes, as if such transactions had occurred on April 1, 2019. The summary unaudited pro forma condensed combined financial information, including non-GAAP metrics, has been presented for informational purposes only and is not necessarily indicative of what the combined company's financial position or results of operations would have been had the transactions been completed as of the dates indicated. In addition, the summary unaudited pro forma condensed combined financial information, including non-GAAP metrics, does not purport to project the future financial position or operating results of the combined company. The summary unaudited pro forma condensed combined financial information, including non-GAAP metrics, contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The non-GAAP metrics set forth below should be read in connection with INTL’s unaudited pro forma condensed combined financial information contained in Exhibit 99.2 to this Current Report on Form 8-K. The assumptions underlying the pro forma adjustments are described in greater detail in Exhibit 99.2.

Non-GAAP Financial Measures
INTL’s EBITDA represents net income plus consolidated interest expense, income taxes and depreciation and amortization. INTL’s Adjusted EBITDA represents EBITDA plus amortization of share-based compensation expense, goodwill impairment, restructuring expenses, transaction costs, contingent provision and recovery of bad debt on physical coal related to our subsidiary in Singapore, INTL Asia Pte. Ltd., net of incentive recapture, and less interest attributable to short-term financing facilities of our subsidiaries, gain on litigation settlement, gain on acquisition and recovery of bad debt on physical coal related to our subsidiary in Singapore, INTL Asia Pte. Ltd. In addition, we include certain other non-GAAP financial measures adjusted to exclude the impact of bad debt expense on physical coal or of bad debt expense on physical coal, net of executive incentive recapture.
We present EBITDA and Adjusted EBITDA because we use EBITDA and Adjusted EBITDA as important supplemental measures for evaluating our business performance. We believe that the presentation of EBITDA and Adjusted EBITDA provides investors with greater transparency and facilitates comparison of operating results across a broad spectrum of companies with varying capital structures, compensation strategies and amortization methods, thereby providing a more complete understanding of our financial performance, competitive position and prospects for the future. We also believe that these measures are frequently used by securities analysts, investors and other interested persons in the evaluation of companies in our industry. Further, covenants contained in the indenture that will govern the Notes will be, and the covenants contained in the Credit Facility are, determined by reference to a financial measure that is substantially similar to Adjusted EBITDA. INTL’s Adjusted EBITDA includes an adjustment to consolidated interest expense to remove interest expense attributable to short-term financing facilities of subsidiaries, and exclude certain costs and other items we do not consider indicative of our ongoing operating performance. In addition, because Adjusted EBITDA is not affected by fluctuations in such costs and other items, we believe that Adjusted EBITDA is helpful in comparing operating performance from period to period.
However, EBITDA and Adjusted EBITDA have limitations as analytical tools because, among other things, they:

•	do not reflect our cash expenditures, or future requirements, for capital expenditures;

•	do not reflect the significant interest expense, or the cash requirements necessary to service our indebtedness, including the Notes;

•	do not reflect cash requirements for certain tax payments that may represent a reduction in cash available to us; and

•	do not reflect changes in, or cash requirements for, our working capital needs.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced in the future, and neither EBITDA nor Adjusted EBITDA reflect any cash requirements for these replacements. Moreover, other companies in our industry may calculate or use the terms EBITDA and Adjusted EBITDA or other similar terms differently than we do, limiting their usefulness as comparative measures.
EBITDA, Adjusted EBITDA and the other non-GAAP financial measures presented are not recognized or required by U.S. GAAP, and none of these should be considered as alternatives to, or in isolation from, operating revenues, net operating revenues or net income calculated under U.S. GAAP or as alternatives to, or in isolation from, any other measures of performance or liquidity determined in accordance with U.S. GAAP.

In the preliminary offering memorandum, for the benefit of prospective investors in the offering, we present EBITDA and other non-GAAP financial measures not only on an actual basis but also on a pro forma basis to give effect to the Merger and the issuance of the Notes, including what we refer to as Pro Forma Adjusted EBITDA which further adjusts Adjusted EBITDA on a pro forma basis to give effect to estimated synergies and GAIN’s annualized cost savings in 2019. Such pro forma non-GAAP measures are subject to the same limitations as our non-GAAP measures on an actual basis. The synergies are approximations based upon a number of assumptions and estimates that are in turn based on our analysis of the various factors which currently, and could in the future, impact our and GAIN’s businesses. These assumptions and estimates are inherently uncertain and subject to significant business, operational, economic and competitive uncertainties and contingencies. We cannot assure you that any or all of these synergies will be achieved in the anticipated amounts or within the anticipated timeframes or cost expectations or at all.
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The following table sets forth a reconciliation of EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA to net income, all on a pro forma basis to give effect to the Merger and the issuance of the Notes and, in the case of Pro Forma Adjusted EBITDA also to give effect to estimated synergies and GAIN cost savings:

Pro Forma Twelve Months Ended March 31, 2020
(Unaudited)
(in millions)
Net income	$126.4
Plus: interest expense	195.6
Plus: income taxes	46.7
Plus: depreciation and amortization	33.2
EBITDA	$401.9
Plus: amortization of share based compensation expense	14.7
Plus: goodwill impairment	28.1
Plus: restructuring expenses	2.7
Plus: contingent provision	0.2
Less: recovery of bad debt on physical coal(1)	10.0
Less: interest attributable to short-term financing facilities of subsidiaries(2)	137.7
Less: gain on acquisition	0.2
Adjusted EBITDA	$299.7
Plus: estimated synergies	32.4
Plus: GAIN 2019 annualized cost savings	9.6
Pro Forma Adjusted EBITDA	$341.7
(1)     Bad debt expense related to non-recurring loss from discontinued physical coal business at INTL Asia Pte. Ltd.
(2)     Calculated as consolidated interest expense less interest expense attributable to INTL FCStone Inc.
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